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                         CONSENT OF MERRILL LYNCH

     We hereby consent to the use of our opinion letter dated September 25, 1997 to the Board of Directors of Designer Holdings Ltd. included as Annex D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of WAC Acquisition Corporation, a wholly owned subsidiary of The Warnaco Group, Inc., with and into Designer Holdings Ltd. and to the references to such opinion in such Proxy Statement/ Prospectus under the captions 'Summary -- Fairness Opinions,' and 'The Merger -- Background of the Merger -- Information and Factors considered by the Designer Holdings Board; Recommendation of the Designer Holdings Board -- Opinion of Merrill Lynch -- Certain Financial Projections.' In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Reistration Statement within the meaning of the term 'experts' as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED

                                               /s/ MERRILL LYNCH, PIERCE,
                                                   FENNER & SMITH INCORPORATED
                                          By: .................................

November 13, 1997


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